CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, by and between Acute Care Partners, a California corporation (hereinafter, the “Consultant”), having an address at 703 Saint James Place, Newport Beach, CA 92663 and NeoStem, Inc., a Delaware corporation (the “Company”), having offices at 420 Lexington Avenue, Suite 450, New York, New York 10170.

WHEREAS, the Company is engaged in the business of the collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science, including cord blood and adult stem cell banking, the research and development of proprietary cellular therapies including very small embryonic like (VSEL) stem cells and other stem cell populations, and is pursuing other stem cell initiatives in the People’s Republic of China and elsewhere as well as engaging in the generic pharmaceutical business in China (the “Business”); and

WHEREAS, the Consultant’s sole shareholder, Edward C. Geehr, M.D., is an Independent Director on the Company’s Board of Directors, and whereas after due consideration, the Company’s Board of Directors has determined that the Consultant’s services to the Company, whether directly or indirectly, pursuant to the Terms of this Agreement, are in accordance with, and will not affect, Dr. Geehr’s status as an Independent Director to the Company.

WHEREAS, the Consultant has expertise in areas that would benefit the Company and the Company and Consultant wish for Consultant to provide services to the Company as hereinafter provided.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.           Relationship. The Consultant shall serve as an advisor to the Company with regard to advancing therapeutic products developmentally and commercially and will take direction from NeoStem’s CEO. It is expressly agreed that the services to be provided hereunder shall be provided through Edward C. Geehr, M.D. It is the express intention of the parties to this Agreement that the Consultant and/or its shareholder, Dr. Geehr, is an independent contractor, and not an employee or agent of the Company for any purpose whatsoever.

2.           Compensation.

(a)  As compensation for the Services, the Consultant shall be granted upon the full execution of this Agreement, an option under the Company’s 2009 Equity Compensation Plan (the “Plan”) to purchase 115,000 shares (the “Shares”) of the Company’s Common Stock which shall be exercisable at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, shall vest and become exercisable as to one-quarter of the Shares on each of the first, second, third and fourth monthly anniversaries of the date of grant (each, a “Vesting Date”); provided that on each Vesting Date the consultant continues to be providing services as a Consultant under this Agreement and shall otherwise be subject to all of the terms of the Plan. It is further agreed and acknowledged that Consultant’s compensation pursuant to this Agreement does not and will not exceed the NYSE Amex allowable amount of one hundred and twenty thousand dollars ($120,000) as valued by Black-Scholes option pricing model.

(b)          The Consultant shall be solely responsible for all reporting and paying of any and all national, federal, state and local taxes, and for any contributions and withholding and any other claim related to or arising out of any compensation paid by the Company to the Consultant hereunder.

3.           Term and Termination. The term of this Agreement shall commence immediately upon full execution by the parties hereto and shall terminate four (4) calendar months thereafter unless terminated earlier by the Company upon ten (10) days written notice to Consultant (or terminated immediately if for cause).

4.           Confidentiality. The Consultant agrees to execute and perform the Confidentiality, Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) in the form attached hereto as Annex A.

5.           Consultant’s Representations and Warranties. The Consultant represents and warrants to the Company as follows:

(a)          The Consultant is not under any legal obligation, including any obligation of confidentiality or non-competition, which prevents the Consultant from executing or fully performing this Agreement, or which would render such execution or performance a breach of contract with any third party, or which would give any third party any rights in any intellectual property which might be developed by the Consultant hereunder; and

(b)          The Consultant’s performance hereunder will not give rise to any right or claim by any third party, including, but not limited to, any of the Consultant’s employers or any person to whom the Consultant has provided or currently provides consulting services, to any intellectual or other property or rights of the Company.

6.           Notices. Notices to any party hereunder shall be deemed to be sufficiently given if delivered personally or sent by first class mail, with proper postage affixed, to the address of such party set forth herein, or to such other address as may be specified by either party by notice to the other party hereto. Notices shall be deemed given when delivered, if delivered personally, or on the third business day after mailing, as provided above.

7.           Severability. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the parties will negotiate in good faith to restore the unenforceable provision to an enforceable state and to provide reasonable additions or adjustments to the terms of the other provisions of this Agreement so as to render the whole Agreement valid and binding to the fullest extent possible, and in any event, this Agreement shall be interpreted to be valid and binding to the fullest extent possible.

8.           Indemnification. The Consultant shall indemnify, defend and hold harmless the Company, its members, their affiliates and their respective directors, officers, employees, representatives, agents, successors and assigns (collectively, “Indemnitees”) from and against any and all claims, losses, liabilities, damages, costs, expenses (including, without limitation, attorneys fees and expenses) demands, fines, penalties, injunctions, suits and causes of action of any kind or nature whatsoever (collectively referred to as “Damages”) instituted by any third party and arising out of the Consultant’s performance of this Agreement, unless said Damages arise out of the negligence of the Company, its members, their affiliates and their respective directors, officers, employees, representatives, agents, successors and assigns.

In the event that said Damages arise under this Agreement due to the negligence of the Company, its members, their affiliates and their respective directors, officers, employees, representatives, agents, successors and assigns, the Company shall indemnify, defend and hold harmless Consultant from and against any and all Damages instituted by any third party.

9.           Compliance with Law.

(a)          The Consultant agrees that in performing this Agreement, the Consultant shall comply with the applicable rules and regulations of all federal, state or foreign laws, rules and regulations, including the federal securities laws. The Consultant acknowledges that United States securities laws and the rules and regulations promulgated thereunder prohibit any person with material, non-public information about a company from purchasing, selling, trading, or entering into options, puts, calls or other derivatives in respect of securities or such issuer or from communicating such information to any other person or entity. Recognizing that the Consultant may often be in receipt of Non-public information about the Company during the Term, the Consultant further agrees not to engage in open market transactions in the Company’s securities during the Term of this Agreement; and

(b)          With respect to this Agreement, the Consultant represents and warrants to the Company that neither the Consultant nor any of its agents or other persons associated with or acting on behalf of the Consultant has made or given any payments or inducements directly or indirectly to any government officials or employees in the jurisdictions in which either the Company or the Consultant conducts business in connection with any opportunity, agreement, license, permit, certificate, consent, order, approval, registration, waiver, or other authorization relating to the business of the Company or the Consultant, except for such payments or inducements as were lawful under the written laws, rules, and regulations of such jurisdictions. Neither the Consultant nor any of its agents or other persons associated with or acting on behalf of the Consultant may: (a) use any corporate funds or payments made by the Company to the Consultant under this Agreement for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (b) make from such corporate funds any unlawful payment to any government official or employee either directly or indirectly (through any third party); (c) violate any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (d) violate any provision of the anti-corruption and anti-bribery law of the PRC; or (e) make any bribe, unlawful rebate, pay off, influence payment, kickback, or other unlawful payment to any government official or employee in connection with the business of such party, including, without limitation, by the Consultant through the use of the fees paid and payable by the Company to the Consultant under this Agreement. The Consultant hereby certifies to the Company that it will not take any action in furtherance of an unlawful offer, promise, or payment to any public official or employee or take any other act that will cause the Company to be in violation of the FCPA and the anti-corruption and anti-bribery law of the PRC.

10.         Miscellaneous.

(a)          This Agreement shall be governed by, and construed pursuant to the laws of the State of New York, applicable to agreements made and performed wholly within such State. Any disputes under this Agreement shall be resolved by appropriate proceedings in the state of New York.

(b)          The effectiveness of this Agreement shall be subject to any necessary approval by the Company’s Board of Directors.

(c)          This Agreement may not be changed orally, but may be changed only in a writing executed by the party to be charged with enforcement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the dates set forth below.

NEOSTEM, INC.

By:	/s/ Robin L. Smith
Robin L. Smith
CEO

Dated:	3/8/2011

ACUTE CARE PARTNERS

By:	/s/ Edward C. Geehr
Edward C. Geehr, M.D.

Dated:	March 8, 2011

ANNEX A

NEOSTEM, INC.

Confidentiality, Proprietary Information
and Inventions Agreement

I recognize that NeoStem, Inc., a Delaware corporation (the “Company”), is engaged in the business of the collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science, including cord blood and adult stem cell banking, the research and development of proprietary cellular therapies including very small embryonic like (VSEL) stem cells and other stem cell populations, and is pursuing other stem cell initiatives in the People’s Republic of China and elsewhere as well as engaging in the generic pharmaceutical business in China (the “Business”). Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a “Business Partner.”

I understand that as part of my performance of duties as a consultant or employee to the Company (the “Engagement”), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company. I further understand that my Engagement creates in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company’s anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Engagement.

For purposes of this Agreement, the following definitions apply:

“Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above.

“Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

As part of the consideration for my Engagement or continued Engagement, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1.        Proprietary Information and Inventions. All Proprietary Information and Inventions related to the Business shall be the sole property of the Company and its assigns, and the Company or its Business Partners, as the case may be, and their assigns shall be the sole owner of all patents, trademarks, service marks, copyrights and other rights (collectively referred to herein as “Rights”) pertaining to Proprietary Information and Inventions. I hereby assign to the Company, any rights I may have or acquire in Proprietary Information or Inventions or Rights pertaining to the Proprietary Information or Inventions which Rights arise in the course of my Engagement. I further agree as to all Proprietary Information or Inventions to which Rights arise in the course of my Engagement to assist the Company or any person designated by it in every proper way (but at the Company’s expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Engagement (“Cessation of my Engagement”). In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by me. I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Engagement and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

2.        Confidentiality. At all times, both during my Engagement and after the Cessation of my Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company. I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties (including Business Partners), during my Engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties.

3.                Noncompetition and Nonsolicitation.

(a)       During my Engagement, and for a period of two (2) years after the Cessation of my Engagement, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, directly or indirectly, engage in any activity in the United States, Canada or Asia that the Company shall determine in good faith is in competition with the Company concerning its work or any Business Partner’s work in the Business. During my Engagement and for a period of two (2) years after the Cessation of my Engagement, I will not, either directly or indirectly, either alone or in concert with others, solicit or encourage any employee of or consultant to the Company or any Business Partner to leave the Company or Business Partner or engage directly or indirectly in competition with the Company or Business Partner in the Business. During my Engagement and for a period of two (2) years after the Cessation of my Engagement, I agree not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Business. The following shall not be deemed to breach the foregoing obligation: (i) my ownership of stock, partnership interests or other securities of any entity not in excess of two percent (2%) of any class of such interests or securities which is publicly traded. It is understood and agreed that the restrictions contained in this Section 3 shall immediately cease to be of force and effect in the event the Company and its Business Partner ceases to be engaged in the Business.

(b)       Consultant acknowledges that (i) the restrictions contained in this section are reasonable and necessary to protect the legitimate business interests of the Company, (ii) that the two (2) year term of this obligation is reasonable in scope, (iii) that Consultant is engaged in other businesses other than the Business, such that this obligation shall not prevent Consultant from being able to continue operating in other businesses, and (iv) that this obligation is a material term, without which the Company would be unwilling to enter into the Consulting Agreement entered into concurrently with this Agreement.

(c)       Consultant further acknowledges that any breach or threatened breach by Consultant of any provision hereof may result in immediate and irreparable injury to the Company, and that such injury may not be readily compensable by monetary damages. In the event of any such breach or threatened breach, Consultant acknowledges that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate. In addition, and not instead of, those rights, Consultant further acknowledges that Consultant shall be responsible for payment of the fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, action, or other proceeding, arising directly or indirectly out of Consultant’s violation or threatened violation of any of the provisions of this section. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce this section.

4.         Delivery of Company Property and Work Product. In the event of the Cessation of my Engagement, I will deliver to the Company all biological materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5.         Equitable Relief. I acknowledge that irreparable injury may result to the Company from my violation or continued violation of the terms of this Agreement and, in such event, I expressly agree that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation by me.

6.         Thorough Understanding of Agreement. I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

IN WITNESS WHEREOF, I have caused this Confidentiality, Proprietary Information and Inventions Agreement to be signed on the date written below.

DATED:	March 8, 2011
ACUTE CARE PARTNERS
/s/ Edward C. Geehr
By: Edward C. Geehr, M.D.